STRATEGIC MEDICINAL CHEMISTRY SERVICES AGREEMENT

This Strategic Medicinal Chemistry Services Agreement (this “Agreement”), dated as of December 6,  2011 (the “Effective Date”), is by and between Synterys, Inc. (“Synterys”), a Delaware Corporation, the principal place of business of which is 29540 Kohoutek Way, Union City, CA 94587 and VistaGen Therapeutics, Inc.  (“VistaGen”), a Nevada corporation, the principal place of business of which is 384 Oyster Point Blvd, Suite 8, South San Francisco, CA 94080.  Synterys and VistaGen may each be referred to herein individually as a “Party” or, collectively, as the “Parties.”

Introduction

VistaGen and Synterys desire to enter into a strategic collaboration through which Synterys will facilitate VistaGen’s internal drug rescue programs. As part of this strategic collaboration, in addition to other collaborative activities undertaken by the parties as projects and as described below, VistaGen desires to obtain, and Synterys seeks to provide, certain custom chemical syntheses as more particularly described below (“MedChem Services”).

1.

Management of Collaborative Services.

1.1   Projects and Project Plans.  From time to time during the term of this Agreement, Synterys shall perform custom chemistry service projects for the benefit of VistaGen (each a “Project”) utilizing Synterys’ full time equivalent employees (“FTEs”).  Each Project shall be conducted in accordance with a written work plan agreed to by the Parties.  Each such work plan shall be contained in a sequentially numbered work plan agreement which references and incorporates the terms of this Agreement (each a "Project Plan") and unless otherwise agreed to in writing by the Parties, shall be limited to one biological and/or therapeutic target selected by VistaGen (the "Target").  VistaGen shall have no obligation to disclose to Synterys the nature or identity of the Target.  The scope of Compound(s) and/or Compound class(es) to be delivered by Synterys  shall be defined in the corresponding Project Plan and may be amended in writing by the Parties from time to time during the term of the Project Plan.  During the term of this Agreement, VistaGen may from time to time modify a Project Plan in writing.  A material change in a Project Plan may be subject to a corresponding change in the cost assigned to such Project Plan, as agreed to by the Parties in writing.    Each Project Plan shall include, but not be limited to, (i) the services to be performed, (ii) the timelines for performance, (iii) the number of FTEs required to work on and complete the Project, (iv) the cost of Project-specific reagents (e.g., reactants), if any, (v) deliverables, (vi) acceptance criteria for deliverables, and (vii) incentives and penalties, if any, based on such timelines and deliverables.  For purposes of this Agreement, an FTE is the equivalent of the full-time effort of one qualified individual for a period of one year equal to 1,800 hours, together with associated overhead and support costs.  Each Project Plan shall be agreed upon in writing by VistaGen and Synterys, sequentially numbered, and attached and become part of this Agreement as sequential exhibits to this Agreement.

1.2

Project Teams.  For each Project Plan, Synterys shall identify a project team (each a “Project Team”) that shall be responsible for performance of that Project Plan.

1.3

Project Managers.  Synterys and VistaGen, for each Project, shall each appoint a project manager (“Project Manager”) as the principal point of contact between the Parties.  Each Project Manager for Synterys shall keep the corresponding Project Manager for VistaGen fully informed of the progress of the Project.  Synterys shall ensure that the Project Manager for Synterys is reasonably available for telephone and face-to-face discussions with the Project Manager for VistaGen and other VistaGen personnel, as necessary.  The Project Manager for Synterys shall report at least bi-weekly to the Project Manager for VistaGen by telephone or secure electronic communication.  In addition, Synterys, through its Project Manager, shall issue to VistaGen, through its Project Manager, a monthly written report summarizing progress on individual projects during the course of the Project.

1.4

Project Prospecting.  In addition to the collaborative services and Projects identified by VistaGen to be undertaken with Synterys under this Agreement, Synterys will use its knowledge and experience with respect to the academic research community and biotechnology and pharmaceutical industries to identify potential candidate molecules and programs which it will bring to the attention of VistaGen as new drug rescue program opportunities for the VistaGen.  If Synterys identifies such a program and VistaGen chooses to pursue it as part of its internal drug discovery and drug rescue strategy, VistaGen and Synterys will use reasonable efforts to identify such program as a Project and develop a Project Plan with the intention to pursue the Project as part of the Collaboration under this Agreement.

1.5

Project Participation Opportunities.  The Parties will consider, and may agree to undertake, certain Projects under a risk sharing arrangement.  Payment to Synterys may be provided in whole or in part through participation rights in the Project such as contingent milestone payments, equity-based and/or other non-cash compensation for MedChem services rendered by Synterys in connection with such Project and/or successful achievement of defined Project objectives. Any such risk sharing arrangement will be agreed to pursuant to the specific Project Plan for such Project, in advance of undertaking such a Project.

2.

Performance by Synterys.

2.1

Materials and Equipment.  Synterys shall be responsible for the procurement, proper quality and documentation of the quality of all materials (including any and all Project-specific reagents), equipment and facilities used in connection with work conducted on each and every Project in accordance with the Project Plan for such Project.

2.2

Efforts.  Synterys shall commit the number of FTEs to the performance of MedChem services on each Project in accordance with the Project Plan corresponding to such Project.  Synterys shall use reasonable efforts, using not less than accepted professional standards of workmanship, to perform all work on each Project Plan, and to meet the timelines, deliverables, and acceptance criteria set forth in each such Project Plan.  Synterys covenants that it will not utilize in any Project any process or material that, to Synterys’s knowledge, would infringe any patent or other intellectual property right of a third party, including but not limited to any right of a third party set forth in a published patent application, without VistaGen’ prior written consent.

3.

Payment by VistaGen.

Synterys shall conduct MedChem Services hereunder and pursuant to the terms and conditions of each Project Plan and in accordance with the compensation terms set forth in each Project Plan signed and delivered by the Parties.  The compensation terms in each Project Plan shall include the cost of labor, facilities, raw materials, reagents, solvents, analysis, packaging, waste disposal, reports and delivery of the Compounds to VistaGen.  VistaGen shall have no obligation to reimburse Synterys for any costs and expenses of Synterys in excess of the compensation terms in the applicable Project Plan, except in such exceptional circumstances where a given raw material required for a given set of Compounds in Synterys’ commercially reasonable opinion is prohibitively expensive, in which case VistaGen shall elect to forego such synthesis, supply such raw material, reimburse Synterys for the purchase of such raw material, or authorize Synterys to synthesize such raw material if reasonably practicable.

Within forty five (45) days of receipt by VistaGen of Synterys’s invoice, VistaGen shall make the payment(s) to Synterys as specified in the payment schedule of each Project Plan.  All invoices and payments shall be in United States Dollars.  If in the reasonable opinion of VistaGen, Synterys has failed to perform or complete its performance corresponding to an invoice, upon written notice to Synterys by VistaGen, VistaGen shall have the right to delay or withhold payment of such invoice until such performance is complete and accepted by VistaGen.

In the event a Project Plan calls for contingent or other risk sharing or discounted compensation to be made to Synterys by VistaGen, the details of price, payment schedule, payment terms, triggering milestones or other deliverables upon which payment is contingent shall be agreed to in advance by the Parties and detailed in the Project Plan.

4.

Laboratory Records, Reports and Documentation.

4.1

Laboratory Records.  Synterys shall prepare and maintain detailed laboratory notebook records of all activities and work conducted in connection with each and every Project.  Such notebook records may include electronic notebook records as determined by the Parties.

4.2

Reports and Documentation.  Synterys, through its Project Manager, shall communicate regularly with VistaGen, through its Project Manager, no less frequently than bi-weekly, regarding work being conducted and efforts to complete each Project, as further described in Section 1.4 above.  In addition, as set forth in Section 1.4 above, Synterys, through its Project Manager, shall issue to VistaGen, through its Project Manager, a monthly written report summarizing progress on individual Projects during the term of this Agreement. Along with each of the Compounds delivered to VistaGen hereunder, Synterys shall present to VistaGen a batch identification, a copy of the corresponding HPLC trace and mass spectra (and/or other analytical procedure data agreed to by the parties in the Project Plan).  The Parties shall confer prior to any such delivery of the Compounds to VistaGen regarding the container and shipping details, the analytical results and other related data.  Title to each of the Compounds delivered hereunder shall pass to VistaGen free and clear of any security interest, lien, or other encumbrance.  Title and risk of loss to each of the Compounds shall remain with Synterys until the Compound has been delivered to the destination specified by VistaGen in writing.  Within 14 days after completion of each Project, Synterys shall deliver to VistaGen a final written report that fully and completely documents all work conducted and all results, analytical procedures, synthesis completion dates, lot numbers and other relevant information obtained by or known to Synterys in connection with such Project.

4.3

Audit Right.  VistaGen shall have a right, after 5 days prior written notice, to visit Synterys’s facilities to audit and copy Synterys’s records with respect to any Project, including for example analytical data and laboratory notebook records during Synterys’s normal business hours.

5.

Ownership of Work Product.

5.1

Ownership.  VistaGen shall have full ownership of any and all compounds requested by VistaGen to be synthesized by Synterys, and any and all inventions made, whether by VistaGen or by Synterys, in connection with work conducted under a Project Plan, and any and all intellectual property covering such compounds and inventions (the “Work Product and IP Rights”).  Synterys agrees to execute any and all documents and to provide VistaGen with any and all other assistance that is reasonably necessary for VistaGen to perfect and enjoy its rights in and to the Work Product and IP Rights.  Notwithstanding the foregoing, Synterys shall have the right to use synthetic methods and processes which are developed by it in the course of performing work for VistaGen and the development of which was not within the general scope of the Project Plan.  In addition, Synterys shall have the right to use synthetic methods and processes which are part of the Work Product so long as such use conforms to the restrictions applicable to Confidential Information of VistaGen as set forth in Article 6.

5.2

License.  Synterys hereby grants to VistaGen a worldwide, fully paid-up, non-exclusive right and license under any and all intellectual property owned or held or otherwise controlled by Synterys to make, have made, use, sell, offer for sale, export, import and otherwise exploit all compounds produced by Synterys for VistaGen. The term and duration of such right and license will be indefinite, and will survive and not be affected by expiration or termination of this Agreement.

6.

Confidential Information.

6.1

Confidential Information.  Except as otherwise expressly provided in this Agreement, each Party (the “Receiving Party”) shall keep strictly confidential all confidential or proprietary information disclosed by the other Party (the “Disclosing Party”) or otherwise made available to the Receiving Party pursuant to this Agreement or either Party's performance of this Agreement, or otherwise concerning the business, operations, trade secrets or other proprietary information of the Disclosing Party (whether in written media or otherwise) (“Confidential Information”).  Confidential Information shall not include information that:  (a) is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party; (b) is lawfully received by the Receiving Party on a nonconfidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party; or (c) by written evidence can be shown by the Receiving Party to have been independently developed by, or previously known to, the Receiving Party.

6.2

Nondisclosure of Confidential Information.  The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and may disclose Confidential Information only to those of its directors, officers, employees, consultants, advisers and agents (“Insiders”) whose duties reasonably require them to have access to such Confidential Information, provided that such Insiders are bound to maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.  Upon the expiration or termination of this Agreement, or earlier at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies and summaries of documents, materials and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

6.3

Exception.  The foregoing confidentiality and nondisclosure obligations shall not apply to information that (a) is required to be publicly disclosed by law or regulation; provided, however, that, in such event, the Receiving Party provides the Disclosing Party with prompt advance notice of such disclosure so that the Disclosing Party has the opportunity if it so desires to seek a protective order or other appropriate remedy, or (b) is incorporated in or is necessary for the utilization of the Work Product or IP Rights conveyed to VistaGen hereunder.

6.4

Confidentiality of Agreement.  Except as otherwise set forth in this Agreement or agreed to in advance in a writing between the Parties, each Party shall maintain the confidentiality of all provisions of this Agreement as well as this Agreement itself and, without the prior consent of the other Party which consent shall not be unreasonably withheld or delayed, neither Party shall disclose this Agreement, any of its provisions or the identity of the other Party to any third party (other than to its Insiders whose duties require familiarity with this Agreement), except for such disclosures: (a) as may be required by applicable law or governmental regulation, in which case the Disclosing Party shall provide the other Party with prompt advance notice of such disclosure so that the other Party has the opportunity if it so desires to seek a protective order or other appropriate remedy; (b) included in any prospectus, offering memorandum or other document or filing required by applicable securities law; or (c) which are in form substantially similar to previously approved disclosures.

6.5

Survival of Obligations.  The obligations set forth in this Article 6 shall remain in effect for each and every item of Confidential Information for a period of ten (10) years after the effective date of expiration or termination of this Agreement, except that the obligation of the Receiving Party to return Confidential Information to the Disclosing Party shall survive until fulfilled.

7.

Indemnification.

7.1

Indemnification by VistaGen.  VistaGen shall indemnify and hold harmless, Synterys, its directors, officers and employees, from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense resulting from claims of any kind and character by any third party (including, without limitation, employees or agents of VistaGen) with respect to use by VistaGen of any data, information or materials delivered by Synterys to VistaGen pursuant to the terms and conditions of this Agreement.  Notwithstanding the foregoing, Synterys shall not be entitled to indemnification under this Section 7.1 to the extent any claim is the result of negligence or willful misconduct of Synterys or its directors, officers or employees, or directly arising out of the performance of Synterys’s obligations hereunder.

7.2

Indemnification by Synterys.  Synterys shall indemnify and hold harmless, VistaGen, its directors, officers and employees, from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense resulting from claims of any kind and character by any third party (including, without limitation, employees or agents of Synterys) arising out of or in connection with Synterys’s performance hereunder.  Notwithstanding the foregoing, VistaGen shall not be entitled to indemnification under this Section 7.2 to the extent any claim is the result of negligence or willful misconduct of VistaGen or its directors, officers or employees.

7.3

Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY.  THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN.  THIS LIMITATION SHALL NOT APPLY, HOWEVER, TO VISTAGEN’S OBLIGATIONS PURSUANT TO SECTION 7.1 OR TO SYNTERYS’S OBLIGATIONS PURSUANT TO SECTION 7.2.

8.

Term and Termination.

8.1

Term.  This Agreement shall commence on the Effective Date and shall remain in effect until completion of each and every Project and receipt by VistaGen of a final written report for each such Project, unless earlier terminated as provided in this Article 8.

8.2

Termination for Breach.  In the event that either Party commits a breach of its obligations under this Agreement and fails to cure such breach within thirty (30) days following receipt of a first written notice with respect thereto from the non-breaching Party, the non-breaching Party may terminate this Agreement effective immediately upon receipt by the breaching Party of a second written notice.

8.3

Termination for Convenience.  Either Party shall have the right to terminate this Agreement for any reason upon three (3) month’s prior written notice to the other Party, provided that Synterys may not deliver any notice to terminate this Agreement pursuant to this Section 7.3 until after the one year anniversary of the Effective Date.

7.4

Effect of Expiration or Termination.  Expiration or termination of this Agreement shall not relieve either of the Parties of any obligation accruing prior to the effective date of expiration or termination.  The following articles and sections of this Agreement will survive expiration or termination of this Agreement:  Articles 5, 6 and 7, and Sections 8.4, 9.1, 9.2, 9.9 and 9.10.

7.5

Noninterference with Business. During and for a period of one year immediately following termination of this Agreement by either party, the Parties agree not to solicit any person to terminate or breach an employment, contractual or other relationship with the other Party.

9.

Miscellaneous.

9.1

Independent Contractors.  Each of the Parties shall be furnishing its services hereunder as an independent contractor, and nothing herein shall create any association, partnership or joint venture between the Parties or an employer-employee relationship.  No agent, employee or servant of either Party shall be, or shall be deemed to be, the employee, agent or servant of the other Party, and each Party shall be solely and entirely responsible for its acts and the acts of its agents, employees, servants and subcontractors.

9.2

Applicable Law.  This Agreement shall be governed by the laws of the State of California as applicable to contracts made and performed entirely within the State of California, without reference or giving effect to choice or conflicts of laws rules or principles.

9.3

Counterparts.  This Agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile.  All counterparts shall collectively constitute one and the same Agreement.

9.4

Notices.  In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and sent by overnight express or registered or certified mail (with return receipt requested) and shall be sent to the following address (or such other address as either Party may designate from time to time in writing):

If to VistaGen:

VistaGen Therapeutics, Inc.

384 Oyster Point Blvd., No.8

South San Francisco, CA 94080

Telephone:  (650) 244-9990

Attention: Shawn K. Singh, JD

     CEO

If to Synterys:

Synterys, Inc.

29540 Kohoutek Way

Union City, CA 94587

Telephone: (510) 477-8810

Attention: John Kincaid

9.5

Assignment; Binding Effect.  This Agreement shall not be assigned in whole or in part, by either Party without the prior written consent of the other Party which shall not be unreasonably withheld or delayed, and any attempted assignment without such consent shall be null and void.  Notwithstanding the above, VistaGen may assign all of its rights and delegate all of its obligations under this Agreement to an affiliate or to a purchaser or other successor in interest to all or substantially all of the business or assets of VistaGen related to the subject of this Agreement, including for example in connection with a merger, consolidation, or acquisition.  This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

9.6

Entire Agreement.  The terms and conditions herein contained constitute the entire agreement between the Parties relating to the subject matter of this Agreement and shall supersede all contemporaneous and previous communications between the Parties with respect to the subject matter of this Agreement.  Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement.

9.7

Amendment.  This Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives.

9.8

Severability.  In the event any provision of this Agreement is held invalid, illegal or unenforceable (any such provision, an "Invalid Provision”) in any jurisdiction, the Parties shall promptly negotiate in good faith a lawful, valid and enforceable provision that is as similar in terms to the Invalid Provision as may be possible while giving effect to the future benefits and burdens accruing to the Parties hereunder.  The remaining provisions of this Agreement shall remain binding on the Parties hereto.

9.9

No Waiver of Rights; Remedies Cumulative.  No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof.  No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power.  The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.  The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by applicable law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity.  Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

9.10

Headings and Interpretations.

(a)

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b)

Unless otherwise specified, all references to “days” are to calendar and not business days.

(c)

Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”).

(d)

The recitals set forth at the start of this Agreement, each and every Project Plan exhibit to this Agreement, and the terms and conditions incorporated in such recitals and such Project Plan exhibits shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Project Plan exhibits and the terms and conditions incorporated in such recitals and Project Plan exhibits.

(e)

In the event of any conflict between the terms and conditions of this Agreement and any term and/or condition that may be set forth in any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern.

(f)

Unless otherwise explicitly stated, in the event of any conflict between the terms of this Agreement and any term and/or condition that may be set forth in any Project Plan exhibit attached hereto, the terms of the Agreement shall prevail.

(g)

This Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter.

(h)

Unless otherwise provided, all references to sections, articles and exhibits in this Agreement are to sections, articles and exhibits of and to this Agreement, provided that, with respect to any exhibit, such exhibit is actually attached hereto.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

VistaGen Therapeutics, Inc.

Synterys, Inc.

By:  /s/ Shawn K. Singh

By:  /s/ John Kincaid

Name:  Shawn K. Singh

Name:  John Kincaid

Title:    Chief Executive Officer

Title:    Vice President, Managing Director